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                                                                       EXHIBIT 5
                                                                       ---------


               [INTERNATIONAL CABLETEL INCORPORATED LETTERHEAD]



                                                              September 24, 1996



Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549


     Re:    International CableTel Incorporated
            Registration Statements on Form S-8
            -----------------------------------

Gentlemen:

     I am Senior Vice President, General Counsel and Secretary of International CableTel Incorporated, a Delaware corporation (the "Company"), and am familiar with the proceedings taken by the Company in connection with (i) the Registration Statements on Form S-8 (the "Registration Statements") which the Company is filing to register (a) 1,112,835 shares of its common stock, par value $.01 per share (the "Common Stock"), under the Securities Act of 1933, as amended (the "Securities Act"), issuable under certain non-qualified stock option agreements (the "Agreements"), (b) 600,000 shares of the Common Stock, under the Securities Act, issuable under the Company's 1993 Stock Option Plan (the "Plan") and (ii) the Stockholder Rights Agreement, dated as of May 26, 1993, between the Company and Continental Stock Transfer & Trust company, as Rights Agent (the "Rights Agreement"), which provides for one right (the "Right") to purchase shares of the Company's Series A Junior Participating Preferred Stock to be attached to and issued with each share of Common Stock.


                              Page 6 of 17 Pages


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     This opinion is delivered in accordance with the requirements of Item
601(b)(5) of Regulation S-K promulgated under the Securities Act.

     In connection with this opinion, I have examined and am familiar with originals or copies of (i) the Restated Certificate of Incorporation and By-laws of the Company, (ii) resolutions of the Board of Directors of the Company relating to the Plan, the Agreements and the Registration Statements, (iii) resolutions of the stockholders of the Company with respect to the Plan, (iv) the Registration Statements, (v) the Plan, (vi) the Agreements, (vii) the Rights Agreement and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

     Based upon and subject to the foregoing, I am of the opinion that:

  1. The shares of Common Stock, when issued under the circumstances contemplated by the Registration Statements, will be validly issued, fully paid and nonassessable.

  2. The Rights, when issued in accordance with the Rights Agreement, will be validly issued.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to each of the Registration Statements.



                                       Very truly yours,



                                       /s/ Richard J. Lubasch
                                       ------------------------------------
                                       Richard J. Lubasch
                                       Senior Vice President-General
                                       Counsel & Secretary


                              Page 7 of 17 Pages